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                                                                      EXHIBIT 99


                         INDEPENDENT ACCOUNTANT'S REPORT


Board of Directors
Orrstown Financial Services, Inc.
Shipppensburg, Pennsylvania


    We have reviewed the accompanying consolidated balance sheet of Orrstown Financial Services, Inc. and it's subsidiaries as of March 31, 2002 and the related consolidated statements of income for the three months ended March 31, 2002 and 2001 and consolidated statements of comprehensive income for the three months ended March 31, 2002 and 2001 and consolidated statements of cash flows for the three months ended March 31, 2002 and 2001. These financial statements are the responsibility of the corporation's management.


    We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.


    Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.


                                            SMITH ELLIOTT KEARNS & COMPANY, LLC
                                      ------------------------------------------
                                      /s/   Smith Elliott Kearns & Company, LLC




Chambersburg, Pennsylvania
May 10, 2002